SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

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[ ] Preliminary Proxy Statement         [ ] Confidential, for Use of the
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    to Section 240.14a-11(c) or
    Section 240.14a-12

                           ICN PHARMACEUTICALS, INC.
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                (Name of Registrant as Specified in its Charter)

                          Iridian Asset Management LLC
                                      and
                         Franklin Mutual Advisers, LLC
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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)
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The following is the text of a press release issued by Iridian Asset Management
LLC and Franklin Mutual Advisers, LLC on April 3, 2002.



FROM:  Iridian Asset Management LLC
       Franklin Mutual Advisers, LLC
       Contact:  Hedda Nadler
       Mount & Nadler
       Tel: (212) 759-4440



  Major Shareholders Comment on ICN Pharmaceuticals, Inc. Nominating Committee

         Westport, CT and Short Hills, NJ. April 3, 2002. Iridian Asset Management and Franklin Mutual Advisers, the investment manager for Franklin Mutual Series Fund Inc., commented on last week's announcement by ICN Pharmaceuticals Inc. (NYSE: ICN) that ICN had created a "nominating committee" to "review" nominees for director of the company and a letter addressed to them by Milan Panic of ICN.

         Both the announcement and the letter, they noted, came only after the delivery on Friday, March 22, 2002, of their formal notice to ICN of an intention to nominate three persons for election to ICN's board of directors at the company's next annual meeting of stockholders to be held on May 29, 2002.

         "We are gratified that a company whose historical board selection process could, in our opinion, most charitably be described as ad hoc, has decided to appoint a nominating committee and to do so with a public announcement."

         "We find it ironic and significant that ICN's decision to create a committee took place only following the company's becoming aware of the formation of our group."

         "We have the highest regard and respect for the three directors nominated and elected by ICN shareholders last May and their efforts over the past year. The company's action may well be an indication of the salutary effect on a company's governance practices that even a minority of shareholder-nominated and supported directors can have."

         "However, we and ICN's other shareholders will perhaps be forgiven if we declare ourselves more than a little skeptical of ICN's motivation and somewhat less than fully confident in whatever may result from the company's sudden and convenient conversion to the gospel of good governance."

         "We may well conclude that corporate democracy, like American democracy, is best served by giving the shareholder-electorate the chance to choose for themselves between alternative slates of qualified candidates - one sponsored by shareholders, the other by management."

         Iridian is an SEC-registered investment adviser located in Westport, CT. Iridian manages approximately $11 billion for institutional clients, pension funds, charitable foundations and endowments, and invests primarily in mid-cap and large-cap U.S. equities.

         Franklin Mutual Advisers, LLC is a subsidiary of Franklin Resources, Inc. [NYSE:BEN], a global investment organization operating as Franklin Templeton Investments. Franklin Templeton provides global and domestic investment management services through its Franklin, Templeton, Mutual Series and Fiduciary Trust subsidiaries. The San Mateo, CA-based company has over 50 years of investment experience and more than $266 billion in assets under management as of February 28, 2002. For more information, please call 1-800/DIAL BEN(R) or visit franklintempleton.com.



In connection with the solicitation of proxies with respect to the 2002 annual meeting of stockholders of ICN Pharmaceuticals, Inc. ("ICN"), Iridian Asset Management LLC ("Iridian") and Franklin Mutual Advisers, LLC ("FMA") will file with the Securities and Exchange Commission (the "SEC"), and will furnish to security holders of ICN, a proxy statement, which security holders are advised to read as it will contain important information. Security holders will be able to obtain a free copy of such proxy statement (when available) and other relevant documents filed with the SEC from the SEC website at www.sec.gov. Such proxy statement will also, when available, be provided for free to security holders by Iridian and FMA.

Information concerning Iridian, FMA and certain of the executive officers, directors and affiliates of FMA and Iridian, each of whom may be deemed to be a participant in a solicitation by FMA and Iridian of proxies with respect to ICN's 2002 annual meeting, including a description of their direct and indirect interests, by security holdings or otherwise, in the matters to be acted upon at the 2002 annual meeting, may be found in a Schedule 14A filed pursuant to Rule 14a-12 by Iridian and FMA on April 3, 2002. Copies of this Schedule 14A are available from the SEC website at www.sec.gov.